Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2020 relating to the financial statements of Venator Materials PLC and the effectiveness of Venator Materials PLC’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Venator Materials PLC for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Leeds, United Kingdom
May 26, 2020